CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Approximately $5.6 Million of Properties Under Contract at an Average Cap Rate of 9.38%

New York, New York, August 30, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it intends to acquire approximately $5.6 million of acquisitions, exclusive of closing costs, consistent with its single tenant, medium term, corporate credit, net lease investment strategy.

The properties under contract consist of a Family Dollar discount retail store in Brookston, Indiana and an Iron Mountain information storage warehouse in Columbus, Ohio. The properties have an average remaining lease term of approximately 6 years and are priced at an average cap rate of 9.38%. The acquisitions add two new tenants to the ARCP property portfolio, bringing the Company’s total number of discrete tenants to 14. These properties represent the initial portion of the $25.0 million of acquisitions anticipated to close in the third quarter of 2012 included in the Company’s previously announced guidance.

“These properties under contract are indicative of our continuous execution of accretive acquisitions that allow us to grow earnings,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “These properties further enhance our portfolio’s tenant mix. We continue to take advantage of plentiful buying opportunities in the market consistent with our guidance model and our investment strategy.”

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.